                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                              PKI SOLUTIONS, INC.,

                  CERTAIN OF ITS SHAREHOLDERS (AS NAMED HEREIN)

                                       AND

                               LEON TOURS LIMITED

                                TABLE OF CONTENTS

1.  Definitions...........................................
2.  The Merger............................................
3.  Conversion of the PKI Solutions Shares................
4.  PKI Solutions Obligations to the
           PKI Solutions Shareholders.....................
5.  Representations and Warranties
           of the PKI Solutions Shareholders..............
6.  Representations and Warranties of
               PKI Solutions..............................
7.  Representations and Warranties of
               Leon Tours.................................
8.  Covenants of the PKI Solutions Shareholders...........
9.  Covenants of Leon Tours...............................
10. Mutual Covenants......................................
11. Conditions to the Closing.............................
12. The Closing...........................................
13. Indemnification.......................................
14. Survival of Provisions................................
15. Expenses..............................................
16. Miscellaneous.........................................

                                   SCHEDULES:

Schedule 3(a)              Shares of Leon Tours to be issued to PKI Solutions Shareholders
Schedule 5(e)              PKI Solutions Shareholders
Schedule 6(a)              Interests of PKI Solutions in Other Entities
Schedule 6(g)              Indebtedness, Liabilities and Other Obligations Not Reserved Against in the PKI
                                    Solutions' March 1, 2001 Balance Sheet
Schedule 6(h)(5)           Liability for Borrowed Money and Agreements Relating to Incurring Additional Debt
Schedule 6(h)(9)           Contracts Outside of Ordinary Course of
                           Business
Schedule 6(h)(14)          Lease of Real Property and Other Material Leases
Schedule 6(k)              PKI Solution Litigation
Schedule 6(m)              PKI Solutions' Licenses and Permits
Schedule                            6(o) PKI Solutions' Contracts, Excluding
                                    Contracts in the Ordinary Course of Business
                                    Which are Not Material and Which Do Not Have
                                    an Aggregate Future Liability of More than
                                    $10,000.
Schedule 6(q)              PKI Solutions Fee Interests in Real Property
Schedule 6(r)              PKI Solutions Employee Benefit Plans
Schedule 6(s)              PKI Solutions General Liability, Product Liability, Fire and Casualty, Motor Vehicle,
                                    and Other Insurance
Schedule 6(v)              PKI Solutions Suppliers and Customers Doing Business in Excess of $10,000
Schedule 6(aa)             PKI Solutions Directors, Officers, Safes, etc. and Persons with Authorized Access, and
                                    Bank Accounts and Authorized Signatories
Schedule 6(bb)             Intellectual Property
Schedule 7(aa)             Leon Tours Directors, Officers, Safes, etc. and Persons with Authorized Access, and
                                    Bank Accounts and Authorized Signatories
Schedule 9(d)              Leon Tours Shareholders with Registration Rights
Schedule 10(g)             Leon Tours Litigation
Schedule 13(b)                      Guaranties, Etc.

                                    EXHIBITS:


Exhibit 6(b)         Board of Directors Resolutions of the PKI Solutions
Exhibit 7(b)         Board of Directors Resolutions of Leon Tours
Exhibit 11(b)        Confidentiality Agreement
Exhibit 11(b)(i)     Form of Opinion of PKI Solutions' Counsel
EXHIBIT 11(c)(ii)    Form of Opinion of Leon Tours' Counsel

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

         This Agreement and Plan of Reorganization and Merger (the "Agreement") is executed and delivered effective as March 28, 2001 by and between PKI Solutions, Inc., a Nevada corporation ("PKI Solutions"), the "Principal PKI Solutions Shareholders" (as such term is defined hereafter), Leon Tours Limited, a Bahamian corporation ("Leon Tours," the shareholders of which are the "Leon Tours Shareholders")(each of the foregoing individually a "Party," and collectively the "Parties").

         WHEREAS, the Parties desire to cause the merger of PKI Solutions into Leon Tours (the "Merger"); and

         WHEREAS, the Parties desire that the Merger shall constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code (as the term "Code" is hereinafter defined);

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties, and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                 1. DEFINITIONS

         Certain of the capitalized terms used in this Agreement shall have the following meanings unless the context otherwise specifically requires:

         "Affiliate" means any of the PKI Solutions Shareholders, and any parent, grandparent, child, brother or sister, or spouse of any of the foregoing, and any corporation, partnership, trust, or other entity controlled by or under common control with any such persons.

         "Leon Tours Shares" means the fully paid and non-assessable shares of common stock of Leon Tours, par value $.0001 per share, and "Leon Tours Share" means one (1) share of the Leon Tours Shares.

         "Closing" means the completion of the transactions contemplated in this Agreement as provided in Section 11 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "PKI Solutions Shares" means all of the issued and outstanding shares of capital stock of PKI Solutions, the same being twelve million (12,000,000) shares of $.0001 par value common stock (the "PKI Solutions Shares").

         "Effective Date" has the meaning given in Section 2(b) below.

         "Principal PKI Solutions Shareholders" means Joseph M. Vincent; DBA, Inc; A.I., Inc.; First Sign, Inc.; and The Vine Family, LLC.

         "Tax" or "Taxes" means all Federal, State, local, and foreign taxes and tax assessments of any kind imposed on PKI Solutions for all periods prior to the Effective Date, including all interest, penalties, and additions imposed with respect to such amounts.

                                  2. THE MERGER

         (a) The Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Date, PKI Solutions shall be merged with and into Leon Tours, the separate existence and corporate organization of PKI Solutions shall cease, and thereupon PKI Solutions and Leon Tours shall be a single corporation. The Merger shall have the effects set forth in Section 92A.055 et seq. of the General Corporation Law of the State of Nevada.

         (b) Effective Date of the Merger. The Merger shall become effective on the date of the Closing; provided, however, that a properly executed Certificate of Merger is duly filed in a timely manner with the Secretary of State of the State of Nevada.

         (c) Certificate of Incorporation and By-Laws. The Certificate of Incorporation of Leon Tours in effect immediately prior to the Effective Date shall be the Certificate of Incorporation of Leon Tours, and the By-Laws of Leon Tours in effect immediately prior to the Effective Date shall be the By-Laws of Leon Tours.

         (d) Directors and Officers of the Surviving Corporation. At the Closing Date, the board of directors of Leon Tours shall consist of five (5) persons, three (3) of whom shall be Patrick M. Reynolds, Joseph M. Vincent, and Randall
D. Brasmer as inside directors who are also officers and two (2) of whom shall be P.W.F. Toothe and Karen Sullivan and such five (5) persons shall hold office from the Effective Date until their respective successors are duly elected or appointed, and qualify, in the manner provided in the Certificate of Incorporation and the By-Laws of Leon Tours, or as otherwise provided by Nevada law. The officers of PKI Solutions immediately prior to the Effective Date shall be the initial officers of Leon Tours, and shall hold office from the Effective Date until their respective successors are duly elected or appointed, and qualify, in the manner provided in the Certificate of Incorporation and the By-Laws of Leon Tours, or as otherwise provided by Nevada law.

                    3. CONVERSION OF THE PKI SOLUTIONS SHARES

         (a) The PKI Solutions Shares. At the Closing, PKI Solutions Shareholders shall receive under this Agreement twelve million (12,000,000) Leon Tours Shares as set forth on Schedule 5(e).

         (b) No Fractional Securities. No certificates or scrip representing fractional Leon Tours Shares shall be issued pursuant to this Section 3, and no capital charge shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each PKI Solutions Shareholder who would otherwise have been entitled to a fraction of a Leon Tours Share will be paid cash at the time that the Leon Tours Shares due are delivered to him, in an amount equal to the fair market value of such fraction.

         4. PKI SOLUTIONS OBLIGATIONS TO THE PKI SOLUTIONS SHAREHOLDERS

         Except as set forth on Schedule 4, Leon Tours shall not assume (or be obligated to pay, perform, discharge, or guarantee) any liabilities or obligations (whether absolute or contingent, disclosed or undisclosed) of PKI Solutions to any PKI Solutions Shareholder or Affiliate.


                        5. REPRESENTATIONS AND WARRANTIES
                   OF THE PRINCIPAL PKI SOLUTIONS SHAREHOLDERS

         Each Principal PKI Solutions Shareholder hereby separately represents and warrants to Leon Tours as follows:

         (a) Authorization. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such PKI Solutions Shareholder.

         (b) No Conflicts. Neither the execution and delivery of this Agreement by such PKI Solutions Shareholder or any other document or instrument to be executed by the PKI Solutions Shareholders pursuant to this Agreement or otherwise in connection herewith (collectively the "PKI Solutions Shareholder Documents"), nor the consummation by such PKI Solutions Shareholder of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of such PKI Solutions Shareholder, under the Articles of Incorporation or the By-Laws of PKI Solutions, or the terms of any contract, instrument, or other agreement to which such PKI Solutions Shareholder is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to such PKI Solutions Shareholder.

         (c) Binding Effect. Such PKI Solutions Shareholder has the right, power, capacity, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such PKI Solutions Shareholder, and constitutes, and upon execution and delivery of each PKI Solutions Shareholder Document, will constitute, the legal, valid, and binding obligation of such PKI Solutions Shareholder, enforceable against such PKI Solutions Shareholder in accordance with its respective terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (d) No Consents. No consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, commission, or other governmental authority or instrumentality, or any other third party, is necessary or otherwise required to be obtained or made in connection with the execution, delivery, or performance of this Agreement by such PKI Solutions Shareholder or with respect to the consummation by such PKI Solutions Shareholder of the transactions contemplated hereby.

         (e) Ownership of Stock. The PKI Solutions Shareholders collectively own all of PKI Solutions Shares. Such PKI Solutions Shareholders are the owners of the number of PKI Solutions Shares reflected on the attached SCHEDULE 5(e), free and clear of all liens, claims, pledges, encumbrances, options, charges, restrictions, and adverse rights or interests whatsoever. No PKI Solutions Shareholder is a party to or bound by any option, contract, or other commitment relating to any issued or unissued stock or any other security issued or to be issued by PKI Solutions. By virtue of such PKI Solutions Shareholder's ownership of PKI Solutions Shares reflected on the attached Schedule 3(a), such PKI Solutions Shareholder owns the percentage of the total issued and outstanding capital stock of PKI Solutions set forth beside such PKI Solutions Shareholder's name on SCHEDULE 5(e). Other than as set forth on SCHEDULE 5(e), such PKI Solutions Shareholder owns no capital stock or other securities of PKI Solutions or any right of any kind to have any such capital stock or other security issued. No former or present holder of PKI Solutions Shares has any legally cognizable claim against PKI Solutions based on any transfer of PKI Solutions Shares owned by any PKI Solutions Shareholder as listed on SCHEDULE 5(e). No action or failure to act of such PKI Solutions Shareholder (or of his predecessor in interest) of any nature or kind with respect to any capital stock or other securities (including offers, options, warrants, or convertible debt or other securities with respect thereto) of PKI Solutions, or any corporation which has been merged into PKI Solutions, has given or may give rise to any claim or action by any person involving such a matter which is enforceable against the PKI Solutions Shares of such PKI Solutions Shareholder, PKI Solutions or Leon Tours, and, to the best of the knowledge of such PKI Solutions Shareholder, no fact or circumstance exists which could give rise to any such right, claim, or action on behalf of any person. At the Closing, all PKI Solutions Shares will be converted into Leon Tours Shares. Each such PKI Solutions Shareholder has the sole and exclusive right to vote the PKI Solutions Shares set forth opposite such PKI Solutions Shareholder's name on the attached SCHEDULE 5(e).

         (f) Brokers and Advisors. No PKI Solutions Shareholder has engaged the services of any broker, finder, or advisor, nor has he taken any action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, or like payment.

         (g) Investment Intent. Each Principal PKI Solutions Shareholder is acquiring Leon Tours Shares hereunder for his own account, for investment purposes only, and not with the intent or view to resell, fractionalize, or further distribute such shares.

         (h) The Leon Tours Shares Not Registered. Each PKI Solutions Shareholder acknowledges and understands: that (1) the offer and the issuance of Leon Tours Shares hereunder has not been registered with the Securities and Exchange Commission or any other State securities agency, and is being made pursuant to exemptions from the registration provisions of the Securities Act of 1933, as amended, and any applicable State securities laws; (2) Leon Tours Shares are restricted under applicable securities laws and must be held indefinitely unless the offer and sale thereof is subsequently registered under the Securities Act of 1933, as amended, and any applicable State securities laws, or unless an exemption from registration is available; and (3) that certificates representing Leon Tours Shares shall bear an appropriate restrictive legend to this effect.

         (i) Approval of Merger. The PKI Solutions Shareholders will vote their shares of PKI Solutions in favor of the Merger.

         (j) Accredited Investor. Except as set forth on Schedule 5 (J), each PKI Solutions Shareholder is an Accredited Investor (as the term "Accredited Investor" is defined in Section 2(15) of the Securities Act of 1933, as amended, and Rule 501 of Regulation D promulgated thereunder).

         (k) Disclosure. No representation or warranty made by PKI Solutions in this Agreement or in any statement, certificate, or other document delivered to Leon Tours by PKI Solutions in connection herewith contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

               6. REPRESENTATIONS AND WARRANTIES OF PKI SOLUTIONS

         PKI Solutions warrants to Leon Tours and the Leon Tours Shareholders as follows:

         (a) Organization and Standing. PKI Solutions is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and any other State in which the failure to be qualified or registered as a foreign corporation would have a material adverse impact on its business, and has all requisite power and authority to own its assets and carry on its business as presently conducted, and to enter into and perform this Agreement. Except as set forth on SCHEDULE 6(a), PKI Solutions does not own any controlling interest in any corporation, partnership, joint venture, or other business entity. Copies of the Articles of Incorporation and the By-Laws of PKI Solutions have been delivered to Leon Tours, and such copies are true, complete, and correct, and in full force and effect.

         (b) Authorization; Binding Effect. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of PKI Solutions. A certified copy of the resolutions adopted by the board of directors of PKI Solutions in this regard is attached as EXHIBIT 6(B). This Agreement has been duly executed and delivered by PKI Solutions and constitutes, and upon execution and delivery will constitute, the legal, valid, and binding obligation of PKI Solutions, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (c) No Conflicts. Neither the execution and delivery of this Agreement by PKI Solutions or any other document or instrument to be executed by PKI Solutions pursuant to this Agreement or otherwise in connection herewith (collectively, the "PKI Solutions Documents"), nor the consummation by PKI Solutions and the PKI Solutions Shareholders of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or, with notice or lapse of time or both, would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of PKI Solutions, under the Articles of Incorporation or the By-Laws of PKI Solutions, or the terms of any contract, instrument, or other agreement to which PKI Solutions is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to PKI Solutions.

         (d) Capitalization of PKI Solutions. PKI Solutions' authorized capital stock consists of fifty million (50,000,000) shares of common stock, $.0001 par value each, of which twelve million (12,000,000) shares are issued and outstanding, and owned by the PKI Solutions Shareholders. All issued and outstanding shares of capital stock of PKI Solutions have been duly authorized, are validly issued and outstanding, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. PKI Solutions has no other shares of capital stock or other securities authorized, issued, or outstanding. PKI Solutions is not a party to or bound by any option, warrant, contract, convertible or exchangeable securities, or other commitment of any character relating to any capital stock or other security issued or to be issued by PKI Solutions.

         (e) Ownership of Common Stock. The PKI Solutions Shares constitute all of the issued and outstanding shares of capital stock of PKI Solutions. No present or past holder of shares of capital stock of PKI Solutions, or their predecessors, or any other person, has any right to receive or to otherwise have issued to them any shares of capital stock or other securities of PKI Solutions. PKI Solutions is not obligated by contract, operation of law, or otherwise to issue any additional shares of capital stock or other security, and no third party has any right to receive from PKI Solutions, or its predecessors in interest, any capital stock or other securities of PKI Solutions.

         (f) Financial Statements. PKI Solutions has delivered to Leon Tours true and correct copies of PKI Solutions' balance sheet dated March 2001 and the related statement of income and retained earnings for the period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of PKI Solutions in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial position and results of operations of PKI Solutions as of the dates thereof and for the periods covered thereby.

         (g) No Undisclosed Liabilities. Except as otherwise expressly reflected or reserved against in PKI Solutions' March 1, 2001 balance sheet or as expressly set forth in the attached SCHEDULE 6(g), PKI Solutions has no indebtedness or liabilities or other obligations of any nature whatsoever (whether direct or indirect, asserted or unasserted, known or unknown, accrued, absolute, contingent, or otherwise), except accounts payable and other liabilities incurred in the ordinary and customary course of business since March 1, 2001.

         (h) Absence of Adverse Changes or Events. Since March 1, 2001, PKI Solutions has conducted its business only in the ordinary course, consistent in all material respects with past practice, and there has not occurred any material adverse change in the business, assets, liabilities, financial condition, or results of operations of PKI Solutions, and since March 1, 2001, PKI Solutions has not:

                  (1) Amended its Certificate of Incorporation or its By-Laws;

                  (2) declared or paid any dividend or made any distribution or payment of any kind in respect of its capital stock;

                  (3) amended or modified any collective bargaining agreement (except as required by law);

                  (4) entered into, or adopted any employee benefit plan or any employment contract, or increased the salaries or compensation of its officers or other employees, or paid any bonuses to any of such officers or other employees (other than bonuses in the ordinary course of PKI Solutions' business consistent with PKI Solutions' past practice);

                  (5) except to the extent reflected on the attached SCHEDULE 6(h)(5), incurred any liability for borrowed money, encumbered any of its assets, or entered into any agreements relating to incurring additional debt, other than incurring accounts payable in the ordinary course of business consistent in all material respects with past practice;(6) acquired or agreed to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business corporation, partnership, association, or other entity or individual;

                  (7) sold or otherwise disposed of any real property or other tangible assets, including capital or fixed assets, in excess of Five Thousand Dollars ($5,000) per item or Twenty Thousand Dollars ($20,000) in the aggregate, other than the sale of inventory in the ordinary course of business;

                  (8) hired any new management employees;

                  (9) except to the extent reflected on the attached SCHEDULE 6
(h) (9), made commitments or entered into any agreement or contract outside the ordinary course of business which involves payments from PKI Solutions in excess of Ten Thousand Dollars ($10,000) individually or Twenty Thousand Dollars ($20,000) in the aggregate;

                  (10) permitted or allowed any assets or properties to become subject to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind except: (A) such as existed on March 1, 2001, (B) liens imposed by law, and (C) those incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehouses, laborers, materialmen, and the like;

                  (11) canceled any material indebtedness or waived any claims or rights of substantial value;

                  (12) entered into any contract, lease, commitment, arrangement, or understanding with any Affiliate;

                  (13) made any change in any method of accounting or accounting practice or policy other than as required by generally accepted accounting principles;

                  (14) except as reflected on the attached SCHEDULE 6(h)(14), entered into any lease of real property or any other material lease involving any other property, or amended, modified, terminated, or permitted to lapse any lease of real property or any other material lease of personal property;

                  (15) entered into any agreement the terms of which would be violated by the consummation of the transactions contemplated hereby;

                  (16) changed its credit collection or billing procedures or policies;

                  (17) effectuated a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any employment facility, operating unit, department, or employees of PKI Solutions;

                  (18) made any change or revoked any tax election or entered into or amended any agreement or settlement with any taxing authority;

                  (19) dealt with any other party concerning the sale of any PKI Solutions Shares, any merger, consolidation, or sale of all or a substantial portion of the assets of PKI Solutions, or any other similar transaction involving PKI Solutions;

                  (20) taken any action, which would cause any representation or warranty of the PKI Solutions Shareholders contained herein to become false or incorrect;

                  (21) failed to use its reasonable efforts consistent in all material respects with past practice to preserve its business organization intact, keep available the service of its officers and employees, and preserve the goodwill of its suppliers, customers, dealers, distributors, contractors, and others doing business with it;

                  (22) failed to pay all trade payables and other amounts payable to creditors as they became due in accordance, and in all material respects, with past practices (except to the extent any such amounts were reasonably and in good faith disputed by PKI Solutions);

                  (23) failed to maintain all buildings, equipment, and other tangible assets owned or used by PKI Solutions in substantially the same condition and repair as existed as of March 1, 2001, ordinary wear and tear excepted; or

                  (24) agreed, whether in writing or otherwise, to do any of the foregoing.

         (i) Accounts Receivable. All accounts receivable of PKI Solutions have arisen from bona fide transactions in the ordinary course of business and reflect in all material respects amounts properly due and owed to PKI Solutions. None of the accounts receivable of PKI Solutions are subject to any material counterclaim, right of offset, defense, or other material adverse interest whatsoever.

         (j) Inventories. The inventories of PKI Solutions consist in all material respects of items of a quality and quantity usable and salable in the normal course of business, the recorded value of all items of inventory which were obsolete, damaged, or unsalable have been properly written off or down to realizable market value, or adequate reserves provided therefor, and the values at which such inventories are and will be carried on the books of PKI Solutions reflect PKI Solutions' normal inventory valuation policy of stating inventories at the lower of cost or market.

         (k) Litigation. Except as shown in the attached SCHEDULE 6(k), there is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of PKI Solutions, threatened against PKI Solutions or its assets, properties, or business, or the transactions contemplated by this Agreement, and neither PKI Solutions nor its assets or properties are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

         (l) Compliance With Laws. PKI Solutions, the use and occupancy of its assets and properties, and the conduct of its business are, and at all times on or prior to the date hereof have been, in compliance with, and not in violation of, all Federal, State and local laws, ordinances, rules, regulations, orders, judgments, and decrees applicable to PKI Solutions and its assets, properties, and business, including, without limitation, all Environmental Laws (as the term "Environmental Laws" is hereinafter defined), and all laws, rules, and regulations dealing with antitrust matters, fair trade and competition, and government corrupt practices.

         (m) Governmental Licenses and Permits. The attached SCHEDULE 6(m) sets forth a true, correct and complete list of all material governmental licenses, permits, franchises, and other authorizations held or otherwise maintained by PKI Solutions in connection with the conduct of its business or the ownership or possession of its assets and properties (the "Licenses and Permits"), other than nonmaterial local licenses required of businesses generally. All such Licenses and Permits are in full force and effect, there are no existing violations in connection therewith, and no proceeding is pending or, to the knowledge of PKI Solutions, threatened with respect to the revocation or limitation of the same.

         (n) Labor Matters. None of PKI Solutions' employees are covered by a collective bargaining agreement, and no organizational efforts with respect to any employees of PKI Solutions are pending or, to the knowledge of PKI Solutions, threatened. No formal or otherwise labor dispute, strike, or work stoppage with respect to any employees of PKI Solutions is pending or, to the knowledge of PKI Solutions, is threatened. There are no existing employee claims (other than nonmaterial health insurance, disability insurance, and workers' compensation claims in the ordinary and customary course of business, which are fully covered by insurance), grievances, or unfair labor practice complaints pending or outstanding against PKI Solutions. PKI Solutions is, and at all times on or prior to the date hereof has been, in compliance with, and not in violation of, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the

Vocational Rehabilitation Act of 1973, as amended, and all applicable Federal and State civil rights laws.

         (o) Contracts. Set forth on the attached SCHEDULE 6(o) is a true, correct, and complete list of: (1) each contract, lease, agreement, or other commitment, understanding, or arrangement (oral or written) to which PKI Solutions is a party or by which it or any of its assets or properties is otherwise bound or subject (collectively, the "Contracts"); (2) any employment contract not terminable at will by PKI Solutions without liability or penalty;
(3) any lease of real property; (4) any material lease of personal property; (5) any agreement for the purchase, sale, or other disposition of any materials, equipment, supplies, or inventory, or the provision of any services, outside the ordinary course of business; (6) any covenant not to compete or other contract containing any restrictions on the operations of PKI Solutions; (7) any extraordinary purchase or sales orders; (8) any employee collective bargaining agreement or other contract with any labor union; (9) any contract with any Affiliate; (10) any material license or other agreement relating to any PKI Solutions intellectual property; and (11) any note, bond, mortgage, indenture, loan agreement, security agreement, or deed of trust; but in each case excluding from such Schedule any Contract in the ordinary course of business which is not material to PKI Solutions and which does not have an aggregate future liability to PKI Solutions of more than Ten Thousand Dollars ($10,000). Each of the Contracts is valid, binding, and in full force and effect, and is enforceable by PKI Solutions in accordance with its terms in a manner that obtains for, or imposes upon, the parties the primary benefits and obligations of such agreements, and PKI Solutions has not received any notice terminating, revoking, or rescinding any of the Contracts, or expressing any interest to do the same and, to the knowledge of PKI Solutions, no other party to any of the Contracts has any intent to take any action to terminate, rescind, or revoke any of such Contracts. PKI Solutions has performed in all material respects all obligations, and complied in all material respects with all covenants, required to be performed and complied with by it to date under the Contracts, and it is not (with or without lapse of time, the giving of notice, or both) in breach of or default under any material provision of the Contracts and, to the knowledge of PKI Solutions, no other party to any of the Contracts is (with or without the lapse of time, the giving of notice, or both) in breach of or default thereunder. True, correct, and complete copies of the Contracts have been supplied by PKI Solutions to Leon Tours.

         (p) Tax Matters. PKI Solutions, and any affiliated group (within the meaning of Section 1504 of the Code) of which PKI Solutions is or has been a member, has timely filed all Tax returns, reports, and forms which it was obligated to file under applicable law, rule, or regulation with the appropriate governmental authorities. All such Tax returns, reports, and forms were properly prepared in accordance with all applicable laws, rules, and regulations, and truly and accurately reflect the Tax liabilities of PKI Solutions for the periods covered thereby. All Taxes shown to be due on such returns, reports, and forms, as well as any and all other Taxes required by applicable law, rule, or regulation to be paid by PKI Solutions, have been timely paid in full to the appropriate taxing authority. No Tax liens have been filed against PKI Solutions or any of its assets or properties, and no claims, audits, investigations, or proceedings are pending, or to the knowledge of PKI Solutions, are threatened with respect to any Taxes. PKI Solutions is not presently bound by any agreements extending the statute of limitations with respect to any Taxes, and PKI Solutions has not made any election under Section 341(f) of the Code nor has it agreed, or is it required, to make any adjustment under Section 481 of the Code. PKI Solutions has properly withheld or otherwise collected all Taxes and other amounts which it was required to withhold or collect under any applicable law, including, without limitation, any amounts required to be withheld or collected with respect to employee income tax withholding, social security, unemployment compensation, sales or use taxes, and all such amounts have been timely remitted to the proper authorities.

           (q) Title to Assets and Properties. PKI Solutions has good, valid, and marketable title (or in the case of licenses, leases, or other rights in any agreements, the right to exercise its rights under such agreements) to all the assets and properties reflected on PKI Solutions' March 1, 2001,balance sheet or thereafter acquired or otherwise used by PKI Solutions in the conduct of its business, except inventories and other nonmaterial assets sold since such date in the ordinary course of business, in each case free and clear of all liens, claims, encumbrances, security interests, restrictions, or adverse rights or interests whatsoever, except: (1) liens and encumbrances with respect to liabilities reflected on PKI Solutions' March 1, 2001 balance sheet or otherwise expressly disclosed in this Agreement; (2) property taxes for the current year which are not yet delinquent; (3) with respect to any real property, liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, warehousemen, laborers, materialmen, and the like; and (4) such utility easements and minor imperfections of title as do not individually or in the aggregate materially impair the continued use and operation of such property in the business of the Company. The attached SCHEDULE 6(q) sets forth a complete list of all real property and interests in real property owned in fee or leased by PKI Solutions. None of the real property owned or leased by PKI Solutions is subject to any pending or (to the knowledge of PKI Solutions) threatened condemnation proceeding or proceedings to take all or any part thereof by eminent domain, and no part of any real property owned or leased by PKI Solutions is located within any area designated as a flood plain by any governmental agency. To the knowledge of PKI Solutions, no material part of any of the real property owned or leased by PKI Solutions requires any material structural repair necessary for the continued use of such property in the manner in which such property has been historically used in the business of PKI Solutions.

         (r) Employee Benefit Plans.

                  (1) The attached SCHEDULE 6(r) sets forth a true, correct, and complete list of each employee pension, profit-sharing, deferred compensation, severance pay, stock bonus, stock option, stock purchase, bonus, incentive, or any other form of retirement or compensation plan, and each hospitalization, dental, vision, or other health plan, vacation, disability, sick pay, accident insurance, or other welfare plan, fund, program, policy, contract, or arrangement providing employee benefits, maintained or contributed to by PKI Solutions in which any employees or former employees of PKI Solutions have participated or under which any such person has accrued and remains entitled to benefits (collectively, the "Plans"). PKI Solutions has delivered to Leon Tours true and complete copies of (or, where copies do not exist, summaries of) each of the Plans, and all amendments thereto, all trust agreements, insurance contracts, and other documents, including, but not limited to, summary plan descriptions, if any, currently in effect with respect to the Plans.

                  (2) Each of the Plans has been operated in accordance with its terms and in accordance with all applicable laws, rules, and regulations relating thereto, including, but not limited to, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Code, and the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). All required governmental filings have been made with respect to the Plans.

                  (3) PKI Solutions has not contributed, nor been obligated to contribute to, and no employees, former employees, or retired employees of PKI Solutions are as a result of their employment with PKI Solutions participants in, any "multi-employer plan" which is a "pension plan," as such terms are defined in Sections 3(2) and 3(37) of ERISA, and PKI Solutions has no current, contingent, or potential liability with respect to any such plan.

                  (4) Neither PKI Solutions nor any corporation, trade, or business (whether or not incorporated) which would be treated as a member of the controlled group (the "Controlled Group") of PKI Solutions under Section 4001(a)(14) of ERISA would be liable for any amount pursuant to Sections 4062, 4063, or 4064 of ERISA, if any Plan which is the subject to Title IV of ERISA (a "Title IV Plan") were to terminate.

                  (5) Neither PKI Solutions nor any member of the Controlled Group has been involved in any transactions that would cause PKI Solutions to be subject to liability with respect to a Title IV Plan or any other plan subject to Title IV of ERISA to which PKI Solutions or any member of the Controlled Group contributed or was obligated to contribute during the six (6) year period ending on the Closing Date under Sections 4062, 4069, or 4212(c) of ERISA. Neither PKI Solutions nor any member of the Controlled Group has incurred any liability under Title IV of ERISA, which could become or remain a liability of Leon Tours after the Closing Date.

                  (6) Neither PKI Solutions nor any of the Plans or any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a transaction as a result of which PKI Solutions, the trustee, or the administrator of the Plans or any such trust could become subject to a liability or civil penalty assessed pursuant to Sections 409, 502(i), or 502(l) of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code.

                  (7) There are no pending or (to the knowledge of PKI Solutions) threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits pursuant to the terms thereof). All notices required to be given under COBRA have been timely and properly made in accordance with COBRA and the rules and regulations thereunder, and no employee, former employee, or "qualified beneficiary," as defined in COBRA, has any claim or contingent claim against PKI Solutions for failure to comply with COBRA and the rules and regulations thereunder.

                  (8) No condition exists and no event has occurred with respect to any Plan that is a multi-employer plan (as defined in Section 4001(a)(3) of ERISA) which presents a risk of complete or partial withdrawal under Subtitle E of Title IV of ERISA, nor has PKI Solutions or any member of the Controlled Group been notified that any such Plan is insolvent or in reorganization within the meaning of Section 4241 of ERISA.

                  (9) None of the Plans or any trusts established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and in Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Plans sufficient to give rise to a lien under
Section 302(f) of ERISA.

                  (10) No policy, plan, practice, program, arrangement, understanding, or agreement exists which could result in the payment by PKI Solutions of money or any other property or rights, or accelerate or provide any other rights or benefits, to any employee of PKI Solutions as a result of the transactions contemplated herein, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

         (s) Insurance. The attached SCHEDULE 6(s) contains a true, correct, and complete list of all general liability, product liability, fire and casualty, motor vehicle, and other insurance maintained by PKI Solutions. Regarding such insurance: (1) all such insurance is in full force and effect, all premiums due thereunder have been timely and properly paid and PKI Solutions is in compliance in all material respects with all requirements, terms, and provisions thereof; (2) true and correct copies of all insurance policies relating to such coverage have been provided by PKI Solutions to Leon Tours; (3) none of the insurance policies maintained by PKI Solutions is subject to any retroactive rate adjustment; (4) PKI Solutions has not received any notice of cancellation or nonrenewal (or which expresses an intent to cancel or not renew) of any insurance coverage maintained by the Company; and (5) PKI Solutions has no knowledge of an intention on the part of any insurance carrier providing insurance to PKI Solutions to cancel or otherwise not renew any such insurance.

         (t) Environmental Matters. Regarding the assets or properties owned, leased, or otherwise used by PKI Solutions: (1) neither PKI Solutions nor the assets or properties owned, leased, or otherwise used by PKI Solutions, nor any operations of PKI Solutions, are presently, or have been in the past, in violation of any applicable Federal, State or local law, rule, regulation, order, decree, or ordinance relating to environmental protection or pollution, including, without limitation, any laws, rules, regulations, orders, decrees, or ordinances relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of pollutants, contaminants or hazardous or toxic or highly toxic materials or wastes, including, without limitation, the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide and Rodenticide Act, the Clean Air Act, the Clean Water Act, and all regulations, rules, and ordinances adopted and promulgated thereunder, all as may be amended from time to time (collectively "Environmental Laws"); (2) no notice of, charge, or investigation is pending or, to the knowledge of PKI Solutions, is threatened with respect to the violation of any Environmental Law; (3) PKI Solutions has obtained, and is in compliance with, all licenses, permits and other authorizations which are required by applicable Environmental Laws and all such licenses, permits, and other authorizations are in full force and effect; (4) PKI Solutions is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Environmental Laws or in any code, plan, judgment, order, notice, or demand letter issued, entered, promulgated, or approved thereunder; and (5) there is no fact, event, circumstance, activity, incident, plan, or condition presently existing, or having occurred in the past, which (A) may give rise to any claim, charge, or assertion that PKI Solutions or any of its respective assets or properties owned, leased, or otherwise used by PKI Solutions, or the operations of PKI Solutions is or has been in violation of any Environmental Law, or (B) could otherwise form the basis for any liability, claim, action, suit, proceeding, investigation, assessment for response costs, or remediation or hearing based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, emission, discharge, release, or threatened release into the environment of any pollutant, contaminant, or hazardous or toxic or highly toxic material, substance, or waste.

         (u) No Pending Transactions. Except for the transactions contemplated by this Agreement, PKI Solutions is not a party to, bound by, or the subject of any agreement, undertaking, or commitment to: (1) merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person; or (2) sell, lease, or exchange all or substantially all of its property and assets to any other corporation or person.

         (v) Major Customers and Suppliers. The attached SCHEDULE 6(v) sets forth a true, correct, and complete list of each of PKI Solutions' suppliers and customers doing business with the Company in an amount exceeding Ten Thousand Dollars ($10,000) per year, each as measured in terms of dollar volume paid or received during the year ended March 1, 2001, PKI Solutions has no knowledge of any intention by any of PKI Solutions' material customers or suppliers to terminate or materially reduce their relationship with PKI Solutions, whether by reason of the transactions contemplated hereby or otherwise.

         (w) Transactions with Affiliates. PKI Solutions is not a party to or bound by any contract, commitment, loan, lease, or other arrangement or understanding with any Affiliate, and none of such persons owns any interest in any corporation, partnership, or other business or entity that is a party to any business arrangements or relationships of any kind with PKI Solutions.

         (x) Books and Records. The books and records of PKI Solutions provided to Leon Tours are true, correct, and complete in all material respects, and have not been altered in anticipation of the contemplated transactions, and to the knowledge of PKI Solutions no corporate minutes, written consents of the respective PKI Solutions Shareholders or board of directors of PKI Solutions or other corporate records or instruments have been removed from the corporate records of PKI Solutions.

         (y) Powers of Attorney. PKI Solutions does not presently have outstanding any powers of attorney authorizing any third party to act by or on behalf of PKI Solutions.

         (z) Guaranties. PKI Solutions has not guaranteed, co-signed, or otherwise become obligated (contingently or otherwise) with respect to the indebtedness or obligations of any other person.

         (aa) Officers and Directors. The attached SCHEDULE 6(aa) sets forth a complete and accurate list of: (1) the names of all directors of PKI Solutions;
(2) the names of the president, executive vice president, secretary, and treasurer of PKI Solutions; (3) all safes, vaults and safety deposit boxes maintained by or on behalf of PKI Solutions or in which assets or properties of PKI Solutions are held, and the names of all persons authorized to have access thereto; and (4) all bank accounts of PKI Solutions and the names of all authorized signatories with respect to such accounts.

         (bb) Intellectual Property. The attached SCHEDULE 6(bb) sets forth a true, correct, and complete list of all United States and foreign patents, patent applications, licenses, trademarks, trademark applications, copyrights, trade names, service marks, service names and other proprietary rights owned or otherwise used by PKI Solutions. To the knowledge of PKI Solutions: (1) PKI Solutions possesses all necessary rights to utilize such property in the course of its business; (2) PKI Solutions has not used any intellectual property of PKI Solutions in violation of the rights or interests of any third party or any contractual agreement with respect thereto; (3) none of the intellectual property of PKI Solutions has been declared invalid, been limited in any respect by any court or by agreement or otherwise, and no such property is subject to any infringement, interference, or other similar proceeding or challenge; and
(4) PKI Solutions is not infringing, or otherwise acting adversely to, the right of any person or entity under or in respect to any patent, license, trademark, trade name, service mark, copyright, or similar intangible right.

         (cc) Brokers and Advisors. PKI Solutions has not engaged the services of any broker, finder, or advisor, and has not taken any action, which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, or like payment.

         (dd) Disclosure. No representation or warranty made by the PKI Solutions Shareholders in this Agreement or in any statement, certificate, or other document delivered to Leon Tours by the PKI Solutions Shareholders or PKI Solutions in connection herewith contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                 7. REPRESENTATIONS AND WARRANTIES OF LEON TOURS

         Leon Tours hereby represents and warrants to PKI Solutions and the PKI Solutions Shareholders as follows:

         (a) Organization and Standing. Leon Tours is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of the Bahamas and any other State in which the failure to be qualified or registered as a foreign corporation would have a material adverse impact on its business, and has all requisite corporate power and authority to own its assets and carry on its business as it is now being conducted, and the business it will conduct after the Merger, and to enter into and perform this Agreement.

         (b) Authorization; Binding Effect. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Leon Tours. A certified copy of the resolutions adopted by the board of directors of Leon Tours in this regard is attached as EXHIBIT 7(b). This Agreement has been duly executed and delivered by Leon Tours and constitutes, and upon execution and delivery will constitute, the legal, valid, and binding obligation of Leon Tours, enforceable against Leon Tours in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (c) No Conflicts. Neither the execution and delivery by Leon Tours of this Agreement, or any other document or instrument to be executed by Leon Tours pursuant to this Agreement or otherwise in connection herewith (collectively, the "Leon Tours Documents"), nor the consummation by Leon Tours and the Leon Tours Shareholders of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or, with notice or lapse of time or both, would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of Leon Tours, under the Articles of Incorporation or the By-Laws of Leon Tours, or the terms of any contract, instrument, or other agreement to which Leon Tours is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to Leon Tours.

         (d) Litigation. There is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of Leon Tours, threatened against Leon Tours or its assets, properties, or business, or the transactions contemplated by this Agreement, and neither Leon Tours nor its assets or properties are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

         (e) Access to Information. Leon Tours acknowledges that it has been provided with access to all financial and other information concerning the PKI Solutions Shares, PKI Solutions, and this transaction, which Leon Tours deemed necessary in order to make an informed investment decision. Leon Tours has had a reasonable opportunity to ask questions of, and receive answers from, PKI Solutions and its officers, agents, and advisors in connection with this transaction.

                 8. COVENANTS OF THE PKI SOLUTIONS SHAREHOLDERS

         The Principal PKI Solutions Shareholders covenant to Leon Tours and the Leon Tours Shareholders as follows:

         (a) Disclosure. Each PKI Solutions Shareholder will inform Leon Tours promptly of anything, which comes to his attention that would make any representation or warranty of PKI Solutions or of such PKI Solutions Shareholder, made herein untrue or misleading, or which constitutes a breach of any covenant of the Company or such PKI Solutions Shareholder contained herein.

         (b) Retention of Employees. The PKI Solutions Shareholders will use their reasonably best efforts to persuade PKI Solutions' employees to remain employed after the Closing Date.

                           9. COVENANTS OF LEON TOURS

         Leon Tours covenants to PKI Solutions and the PKI Solutions Shareholders as follows:

         (a) Preservation of and Access to Records. Leon Tours agrees that it shall use reasonably commercial efforts to preserve and keep material records of PKI Solutions until the later of: (1) December 31, 2004; (2) any longer period as may be required by any governmental agency or ongoing litigation; or (3) in the case of records relating to the proper assessment or the payment of Taxes, until the expiration of the applicable statute of limitations (including waivers and extensions). Leon Tours shall allow the PKI Solutions Shareholders, at the PKI Solutions Shareholders' cost, to inspect and copy such records during normal business hours and upon reasonable written notice as may be reasonably required in connection with any legal proceedings against, or governmental investigations of, PKI Solutions or in connection with any Tax examination of PKI Solutions; provided, however, that the PKI Solutions Shareholders will have potential liability with respect to such matter only as provided pursuant to the terms of this Agreement. If the PKI Solutions Shareholders request assistance hereunder, they shall reimburse Leon Tours for reasonable out-of-pocket expenses incurred in providing such assistance. In the event Leon Tours wishes to destroy such records after the time periods specified above, it shall first give ninety (90) days' prior written notice to the PKI Solutions Shareholders, and the PKI Solutions Shareholders shall have the right at their option to object to such destruction by prior written notice given to Leon Tours within such ninety (90) day period, in which case Leon Tours at its option will either continue to retain possession of such records or it will hand over such records to the PKI Solutions Shareholders within one hundred eighty (180) days after the date of the PKI Solutions Shareholders' notice to Leon Tours hereunder. If written Leon Tours does not receive objection within such ninety (90) day period, Leon Tours shall be free to dispose of such records as it chooses. In the event such records are delivered to the PKI Solutions Shareholders as aforesaid, the PKI Solutions Shareholders shall maintain the confidentiality thereof, and shall not disclose to any third party or otherwise make public any information therein, except as required by applicable law, and the PKI Solutions Shareholders agree to execute and deliver to Leon Tours a reasonable confidentiality agreement in this regard containing provisions similar to those provisions contained in the Confidentiality Agreement.

         (b) Avoidance of Certain Actions. Leon Tours will not take any action on or after the Closing Date that would jeopardize the status of the Merger as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, including but not limited to any action that would violate the rules of U.S. Treasury Regulation '1.368-1(d) or (e) (relating to continuity of business enterprise and continuity of interest).


         (c) Registration Statement. Leon Tours shall file a resale registration statement on Form SB-2, within thirty (30) days of receipt of Audited Consolidated Financial Statements (the "Registration Statement") for at a minimum the Leon Tours Shares owned by the Leon Tours Shareholders immediately prior to the Merger.

                              10. MUTUAL COVENANTS

         (a) Efforts, Cooperation, and Third Party Consents. Subject to the terms and conditions of this Agreement, each Party will use its reasonably best efforts to cooperate with the other so as to cause the Closing to occur as provided herein, and to obtain any third-party consents that may be required to consummate the transactions contemplated by this Agreement and the Transfer Agreement.

         (b) Confidentiality. The Parties agree that, except to the extent required by law or by valid legal process: (i) each party will treat all information provided by another party hereunder ("Confidential Information") as permanently confidential; (ii) no party will use any Confidential Information it receives from another party hereunder other than in connection with performing its obligations under this Agreement; and (iii) no Party will disclose any Confidential Information to any third party without prior written consent of the disclosing party. However, notwithstanding the preceding sentence, a Party may disclose Confidential Information to those of its representatives who need to know such Confidential Information for purposes of assisting such Party with the transactions contemplated by this Agreement and who agree or are otherwise legally bound to hold such Confidential Information in confidence. All Confidential Information is and will remain the property of the disclosing party. Each Party represents and warrants that prior to the execution hereof it has not disclosed any of the terms, conditions, obligations, or matters contained in or relating to this Agreement and the transactions contemplated herein, and covenants and agrees that following the execution of this Agreement it shall not disclose to any person, individual, or entity any of such terms, conditions, or matters, and to keep the same confidential. However, the foregoing obligations of confidentiality shall not apply to any information that: (iv) is already known to the receiving party, free of any restrictions at the time it is obtained by the receiving party; (v) is or becomes publicly known through no wrongful act of the receiving party; (vi) is rightfully received by the receiving party from a third party without restriction; (vii) is independently developed without breach of any agreements or use of confidential, proprietary, trade secret and/or sensitive information disclosed to or obtained by the receiving party from the disclosing party; or (viii) is disclosed pursuant to the lawful requirement of a governmental agency or is required by operation of law.

         (c) Publicity. Leon Tours, PKI Solutions, the Leon Tours Shareholders, and the PKI Solutions Shareholders each agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior written consent of the others, except for releases and announcements as are required to be made by applicable law, in which case the person required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

         (d) Taxes. The Principal PKI Solutions Shareholders shall be responsible, at their expense, for preparing and timely filing, or causing an independent certified accounting firm to prepare and timely file, all returns and reports for PKI Solutions' Federal and State income Taxes for the taxable periods ending on or before the Closing Date, including any returns with respect to the carryback of net operating losses generated during such taxable periods. In preparing such returns of Taxes for such taxable periods, the PKI Solutions Shareholders shall not, or shall cause such independent certified accounting firm not to, deviate from the manner in which any item of income or expense of PKI Solutions was reported in prior years, except as otherwise required by law. Such Tax returns or reports shall be submitted to Leon Tours for review at least twenty-one (21) business days prior to the filing date for any such return or report (without regard to extensions). Within fifteen (15) days following the date on which such Tax returns are provided to Leon Tours, Leon Tours shall provide to the PKI Solutions Shareholders a written statement of any objections to the Tax returns. During such time period, the PKI Solutions Shareholders' accountant shall provide Leon Tours and its representatives with access to his tax work papers the methods utilized for purposes of preparing such Tax returns and shall make members of the PKI Solutions Shareholders' accounting firm reasonably available for discussion with Leon Tours' accountants. In the event the Parties have not reached agreement on the Tax returns prior to the due date thereof, such Tax returns shall be extended and the disputed issues will be submitted to an independent third party certified public accounting firm mutually acceptable to the parties for resolution. The determination of such public accounting firm shall be binding upon the parties absent manifest error. The cost of such independent third party accounting firm shall be borne equally by Leon Tours on the one hand and the PKI Solutions Shareholders on the other hand. Once the form of the Tax returns is agreed upon or otherwise determined as provided above, the PKI Solutions Shareholders will file such returns. Leon Tours shall be responsible for filing or causing PKI Solutions to file all returns and reports for Taxes for the taxable periods of PKI Solutions ending after the Closing Date.

         (e) Access to Books and Records. Pending the Effective Date, PKI Solutions and Leon Tours shall give each other, and or their designated representatives, full access to their books of original entry, legers, bank statements, minute books, shareholder lists, contracts, patents, trademarks, and all other documents maintained by them in connection with their business operations.

         (f) Pending the Closing Date, neither PKI Solutions nor Leon Tours shall incur any indebtedness other than in the ordinary course of business, and neither shall commit to any material undertakings, programs or projects, other than pursuant to existing agreements, which would have a material negative impact to its balance sheets, without the prior written consent of the other Party; and, other than paying current liabilities, PKI Solutions and Leon Tours shall operate their businesses in a manner consistent with the conservation of their assets, including their cash reserves.

         (g) PKI Solutions shall have no liabilities at the Closing Date except for those liabilities set forth on the attached SCHEDULE 10(g), and liabilities for legal fees and transfer agent expenses incurred by PKI Solutions after the signing of the letter of intent in connection with the Merger.

         (h) Leon Tours shall have no liabilities at the Closing Date except for those liabilities set forth on the attached Schedule 10(h), and liabilities for legal fees and transfer agent expenses incurred by Leon Tours after the signing of the letter of intent in connection with the Merger.

                          11. CONDITIONS TO THE CLOSING

         The Merger shall be conditioned on:

         (a) Its approval by the board of directors of Leon Tours and the Leon Tours Shareholders;

         (b) Its approval by the board of directors of PKI Solutions and the PKI Solutions Shareholders; and

         (c) The satisfactory completion of a "due diligence" investigation by PKI Solutions and Leon Tours.

                                 12. THE CLOSING

         (a) Time and Place. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Bondy & Schloss LLP, 6 East 43rd Street, New York, New York 10017 at 1:00 p.m. Eastern time on March 28, 2001, or at such other time and place mutually agreeable to the Parties. The Closing shall be deemed effective as of the close of business on the Closing Date.

         (b) Deliveries at the Closing by PKI Solutions. PKI Solutions shall cause the following to be delivered to Leon Tours at the Closing:

         (I) An opinion of counsel to PKI Solutions, from E.P. Toothe & Associates, counsel to Leon Tours in the form attached as EXHIBIT 11(b)(I);

         (ii) A certificate of good standing dated within thirty (30) days of the Closing Date from the Nevada Secretary of State on behalf of PKI Solutions; and

         (iii) Such other documents and instruments required by the terms of this Agreement to be delivered by PKI Solutions or the PKI Solutions Shareholders at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside its reasonable control, such as for example such items are to be provided by third parties).

         (c) Deliveries at the Closing by Leon Tours. Leon Tours shall cause the following to be delivered to PKI Solutions at the Closing:

         (i) Instructions to Leon Tours=s transfer agent for the issuance of the Leon Tours Shares certificates as provided in Section 3(a)(i);

         (ii) An opinion of counsel to Leon Tours, from Joseph Vincent, Esq., Counsel to PKI Solutions, in the form attached as EXHIBIT 11(c)(ii); and

         (iii) Such other documents and instruments required by the terms of this Agreement to be delivered by Leon Tours at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside its reasonable control, such as for example such items are to be provided by third parties).


                               13. INDEMNIFICATION

         (a) Indemnification by the PKI Solutions Shareholders. Each PKI Solutions Shareholder hereby covenants and agrees:

                  (1) to severally indemnify and hold harmless Leon Tours from and against any loss, liability, claim, cost, damage, or expense (including reasonable legal fees and expenses) (collectively, a "Loss") arising out of or resulting from, any breach of any representation, warranty, covenant, or other agreement on the part of such PKI Solutions Shareholder contained in this Agreement or in any certificate, instrument, or other document delivered by the PKI Solutions Shareholders pursuant hereto, or any covenant or agreement by or on behalf of such PKI Solutions Shareholder set forth in this Agreement which is breached by such PKI Solutions Shareholder but not by all the PKI Solutions Shareholders;

                  (2) to jointly and severally indemnify and hold harmless Leon Tours from and against any Loss arising out of or resulting from: (A) any breach of any other representation, warranty, covenant, or other agreement on the part of the PKI Solutions Shareholders contained in this Agreement or in any certificate, instrument or other document delivered by the PKI Solutions Shareholders to Leon Tours pursuant hereto; (B) any Tax liabilities of PKI Solutions with respect to the periods on or prior to the Closing Date; (C) the fees and commissions of any broker or advisor engaged by any PKI Solutions Shareholder in connection with this transaction; or (D) for any accounts receivable in excess of the reserve, if any, in the Closing Date balance sheet, that are uncollected one hundred eighty (180) days after the Closing Date; and

                  (3) to jointly and severally indemnify and hold harmless Leon Tours and its directors and officers from and against any Loss arising from or relating to any claims now existing or hereafter asserted by any former shareholder of PKI Solutions relating to PKI Solutions and/or any agreements, understandings, or obligations of any or all of the PKI Solutions Shareholders and/or PKI Solutions, which indemnity obligations will survive for a period of six (6) years following the Closing Date.

         (b) Indemnification by Leon Tours. Leon Tours hereby covenants and agrees to indemnify and hold harmless the PKI Solutions Shareholders from and against any Loss arising out of or resulting from: (i) any breach of any representation, warranty, covenant, or other agreement on the part of Leon Tours contained in this Agreement or in any certificate, instrument, or other document delivered by Leon Tours to the PKI Solutions Shareholders pursuant hereto, or any covenant or agreement by or on behalf of Leon Tours set forth in this Agreement which is breached by Leon Tours; and (ii) the fees and commissions of any broker or advisor engaged by Leon Tours in connection with this transaction. In addition, Leon Tours covenants and agrees to indemnify and hold harmless the PKI Solutions Shareholders from and against any personal guarantees made by the PKI Solutions Shareholders prior to the Closing with respect to any debts, lease commitments or other obligations of PKI Solutions to the extent disclosed in
SCHEDULE 13(b).

         (c) Notice and Defense. The obligations of the PKI Solutions Shareholders and Leon Tours hereunder with respect to their respective indemnities pursuant to this Section 14,13, resulting from any claim or other assertion of liability by third parties (hereinafter collectively, "Third Party Claim(s)"), shall be subject to the following terms and conditions:

                  (1) the party seeking indemnification hereunder (the "Indemnified Party") shall give written notice (a "Claim Notice") of any such Third Party Claim(s) to the party from whom indemnification is sought hereunder (the "Indemnifying Party") within a reasonable time after the Indemnified Party receives notice thereof; provided, however, that the failure to give notice timely shall not affect the Indemnifying Party's obligations hereunder except to the extent that such failure prejudices the Indemnifying Party or its ability to defend such Third Party Claim(s);

                  (2) the Indemnifying Party shall have the right to undertake, with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense or settlement of any such Third Party Claim(s);

                  (3) in the event that the Indemnifying Party shall fail to notify the Indemnified Party within ten (10) days of receipt of the Claim Notice that it has elected to undertake such defense or settlement, or if at any time the Indemnifying Party shall otherwise fail to diligently defend or pursue settlement of such claim, then the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such claim, with counsel reasonably acceptable to the Indemnifying Party; and

                  (4) neither Party shall settle any Third Party Claim(s) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from the third party claimant of any Third Party Claim(s) (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability to the Indemnified Party for indemnification hereunder with respect to such Third Party Claim(s) shall not exceed the settlement amount included in such bona fide settlement offer, and the Indemnified Party shall either assume the defense of such Third Party Claim(s) or pay the Indemnifying Party's attorneys fees and other out of pocket costs incurred thereafter in continuing the defense of such claim. Regardless of which party is conducting the defense of any such Third Party Claim(s), the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such claim and its counsel or other representatives concerning such claim and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, and the party conducting the defense of any such claim and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of any claim and any matters relating thereto. Each party shall provide to the other party such records, books, documents, and other materials as shall reasonably be necessary for such party to conduct or evaluate the defense of any Third Party Claim(s) and will generally cooperate with respect to any matters relating thereto.

         (d) Limitations on Indemnification. The foregoing indemnification obligations shall be subject to the following limitations:

                  (1) Recovery by Indemnified Party. The amount of any indemnified Loss hereunder shall be reduced by the amount, if any, of the recovery actually received by the Indemnified Party with respect to such indemnified Loss (net of any out-of-pocket collection costs) under applicable insurance policies or from persons or entities not parties to this Agreement (not including any successor in interest or assign of any party hereto). In the event such a recovery is received by the Indemnified Party after it receives payment or other credit under this Agreement with respect to an indemnified Loss, then the Indemnified Party shall promptly pay to the Indemnifying Party the lesser of (A) the amount of the recovery actually received; or (B) the amount of the indemnity payment made by the Indemnifying Party to the Indemnified Party with respect to such indemnified Loss. Notwithstanding anything herein to the contrary, the terms of this Section 12(d)(i) shall not apply to the extent such provisions would operate to invalidate or otherwise prejudice any claim for insurance or against any third party.

                  (2) Act or Omission of the Indemnified Party. The amount of any indemnified Loss arising under this Agreement shall be fairly and equitably reduced to the extent that such indemnified Loss arose by reason of, and is directly attributable to, the negligent or intentional wrongful acts or omissions of the Indemnified Party.

                  (3) Taxes. The amount of any indemnified Loss hereunder shall be fairly and equitably reduced (or increased) by the amount of the actual reduction (or increase) in income Tax liability of the Indemnified Party after giving effect to incurring by the Indemnified Party of the liability giving rise to the claim for indemnification, the payment by the Indemnified Party of such claim, and the receipt by the Indemnified Party of any indemnity payment with respect to such claim.

         (e) Setoff. Subject to compliance with Section 12(c) and Section 12(d) above, Leon Tours shall have the right to set off any indemnified Loss for which Leon Tours is entitled to indemnification hereunder against payments due hereunder.

         (f) Dollar Limitation. Notwithstanding anything in this Section 1412 to the contrary, the foregoing indemnification obligations shall be applicable in respect of any Loss to the extent that such Loss, when taken as a whole, exceeds an aggregate of Fifty Thousand Dollars ($50,000), except that such limit shall not apply to (i) indemnification obligations under Section 12(a)(iii) above,
(ii) indemnification obligations relating to Taxes, or (iii) indemnification obligations under the final sentence of Section 12(b) above.

                           14. SURVIVAL OF PROVISIONS

         The representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years, except that the representations and warranties contained in:

         (a) Ownership of Stock. Sections 5(e) and 6(e) hereof shall be perpetual;

         (b) Taxes and Antitrust. Section 6(l) (to the extent applicable to compliance with antitrust laws), Section 6(p) and Section 9(e) hereof shall survive for a period of thirty (30) days following the day on which the longest applicable statute of limitations expires relating to such matters; and

         (c) Environmental Matters. Section 6(t) hereof with respect to environmental matters affecting off-site properties (i.e., properties not owned or leased by PKI Solutions) shall survive for a period of five (5) years, and any intentional or fraudulent breach of warranty or misrepresentation shall survive for a period of thirty (30) days following the day on which the longest applicable statute of limitations expires with respect to such matter.

                                  15. EXPENSES

         Except as otherwise specifically provided herein, each of the PKI Solutions Shareholders on the one hand, and Leon Tours on the other hand shall each pay all of its respective expenses relating to this transaction, including fees and disbursements of its respective counsel, accountants, brokers, investment bankers, and financial advisors, whether or not the transactions contemplated hereunder are consummated.

                                16. MISCELLANEOUS

         (a) Assignment. This Agreement shall not be assignable or otherwise transferable by Leon Tours or the PKI Solutions Shareholders without the prior written consent of the non-assigning parties, and shall be binding upon, and shall inure to the benefit of, the parties to this Agreement, and their respective legal representatives, heirs, devisees, legatees, beneficiaries, and successors and permitted assigns.

         (b) Fees of Legal Counsel. In the event any Party to this Agreement shall employ legal counsel to protect its rights hereunder or to enforce any term or provision hereof, the Party prevailing in any such action shall have the right to recover from the other party all of its reasonable attorneys' fees and expenses incurred in relation to such claims, as approved by the court on the basis of customary fees charged by attorneys in the State of Delaware.

         (c) Further Assurances. The Parties agree that from time to time hereafter, upon request, each of them will execute, acknowledge, and deliver such other instruments and documents, and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

         (d) Modification. No provision contained herein may be modified, amended, or waived except by written agreement or consent signed by the party to be bound thereby.

         (e) Headings and Captions. Subject headings and captions are included for convenience purposes only, and shall not affect the interpretation of this Agreement.

         (f) Notices. All notices, requests, demands, and other communications permitted or required hereunder shall be in writing, and either (i) delivered in person; (ii) sent by express mail or other overnight delivery service providing receipt of delivery; (iii) mailed by certified mail, postage prepaid, return receipt requested; or (iv) sent by telescope or other facsimile transmission as follows, with proof of transmission thereof retained by the transmitter:

         If to PKI Solutions Shareholders:

         Randall D. Brasmer
         Secretary-Treasurer
         PKI SOLUTIONS, INC.
         4580 Klahanie Drive SE, PMB 255
         Issaquah, Washington 98029

         If to PKI Solutions, Inc.:

         Randall D. Brasmer
         Secretary-Treasurer
         PKI SOLUTIONS, INC.
         4580 Klahanie Drive SE, PMB 255
         Issaquah, Washington 98029

         If to Leon Tours Limited:

         c/o E.P. Toothe & Associates
         Suite 104A
         Saffrey Square
         P.O. Box N-9306
         Nassau, Bahamas

         or to such other address as any party may designate by notice. Any such notice or communication, if given or made by prepaid, certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service and if made properly by telescope or other facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch.

         (g) Severability. If any portion of this Agreement is held invalid, illegal, or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

         (h) Waiver. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach, or limit or restrict any right or remedy otherwise available.

         (i) Rights and Remedies Cumulative. The rights and remedies expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

         (k) Entire Agreement. This document (together with the Schedules and any exhibits and attachments hereto) constitutes the entire agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties, covenants, or agreements between the parties hereto with respect to this matter except those expressly set forth herein.

         (l) Governing Law; Jurisdiction. This agreement shall be subject to and governed by the laws of the State of Nevada without regard to conflict of laws principles of such State. The parties consent to jurisdiction of any Federal or State court located in New York, New York or in the State of Nevada for resolution of disputes relating to this Agreement.

         (m) Incorporation by Reference. All Schedules and any exhibits and attachments hereto, and other documents referred to in this Agreement, shall be deemed incorporated herein by any reference thereto as if fully set out.

         (n) Counterparts. This Agreement may be executed in one or more counterparts (all counterparts together reflecting the signatures of all the parties), each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         (o) Third Party Beneficiaries. Except with regard to issuance of Leon Tours Shares and to the PKI Solutions Shareholders as provided in Section 3(a) above, and except as provided in Section 15(a), this Agreement is not intended to create any right of enforcement by or in any third party.

         (p) Authority. Each individual signing this Agreement in a representative capacity acknowledges and represents that he is duly authorized to execute this Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

         (q) Gender, etc. When used in this Agreement, the masculine shall include the feminine and the neuter and vice versa, and the plural shall include the singular and vice versa.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

Leon Tours Limited


By:___________________________

Title:________________________


PKI Solutions, Inc.


By:___________________________
     Patrick M. Reynolds
     President

By:___________________________
     Randall D. Brasmer
     Secretary-Treasurer

The PKI Solutions Shareholders:


______________________________
Joseph M. Vincent

First Sign, Inc.


By:___________________________
     Joseph M. Vincent
     President

A.I., Inc.


By:___________________________
     Randall D. Brasmer

DBA, Inc.


By:___________________________
     Randall D. Brasmer


The Vine Family, LLC



By:___________________________
     Dorothy J. Beatty,
     Managing Member/Trustee



                                      -29-